EXHIBIT 99.1

Contact:	Gary Smith
Senior Vice President &
Chief Financial Officer
(205) 942-4292

HIBBETT REPORTS FOURTH QUARTER 2010 RESULTS
•	Record EPS Fourth Quarter
•	Expands Operating Margin for Fourth Quarter and Year
•	Experiencing Strong Start to Fiscal 2011

BIRMINGHAM, Ala. (March 12, 2010) – Hibbett Sports, Inc. (NASDAQ/GS: HIBB), a sporting goods retailer, today announced results for the fourth quarter and fiscal year ended January 30, 2010.

Financial Highlights
Net sales for the 13-week period ended January 30, 2010, increased 12.8% to $166.8 million compared with $147.9 million for the 13-week period ended January 31, 2009.  Comparable store sales increased 9.6%. Net income for the 13-week period ended January 30, 2010, increased 54.0% to $11.8 million compared with $7.6 million for the 13-week period ended January 31, 2009.  Earnings per diluted share increased 52.1% to $0.40 compared with $0.26 for the 13-week period ended January 31, 2009.

Net sales for the 52-week fiscal year ended January 30, 2010, increased 5.2% to $593.5 million compared with $564.2 million for the 52-week period ended January 31, 2009.  Comparable store sales increased 0.7%. Net income in Fiscal 2010 increased 10.5% to $32.5 million compared with $29.4 million in Fiscal 2009.  Earnings per diluted share increased 10.0% to $1.12 compared with $1.02 for the 52-week period ended January 31, 2009.

Mickey Newsome, Executive Chairman, stated, "We are pleased with the strong comparable stores’ sales performance delivered by all merchandise categories during the quarter.  Approximately one-third of this increase can be attributed to a strong demand for licensed products due to both the University of Alabama and the New Orleans Saints successful football seasons and resulting championships.  We are encouraged that the positive sales trend has accelerated into the first quarter of Fiscal 2011.”

For the year, Hibbett opened 42 new stores, closed 20 stores and expanded 19 high performing stores bringing the store base to 767 in 24 states as of January 30, 2010.  For Fiscal 2011, the Company expects to open approximately 30 new stores, close 10 to 15 stores and expand 20 high performing stores.

Liquidity
Hibbett ended Fiscal 2010 with $49.7 million of available cash and cash equivalents on the consolidated balance sheet, no debt and full availability under its $80 million unsecured credit facilities.  The Company ended Fiscal 2009 with $20.7 million in cash and cash equivalents and no debt.

Fiscal 2011 Outlook
The Company issued its earnings guidance for Fiscal 2011 with a range of $1.12 to $1.30 per diluted share and an increase in comparable store sales of 1.0% to 4.0%.

Investor Conference Call and Simulcast
Hibbett Sports, Inc. will conduct a conference call at 10:00 a.m. ET on Friday, March 12, 2010, to discuss fourth quarter and year end results.  The number to call for the live interactive teleconference is (212) 231-2901.  A replay of the conference call will be available until March 19, 2010, by dialing (402) 977-9140 and entering the passcode, 21457867.

The Company will also provide an online Web simulcast and rebroadcast of its Fiscal 2010 fourth quarter conference call.  The live broadcast of Hibbett's quarterly conference call will be available online at www.hibbett.com under Investor Relations, www.streetevents.com and www.earnings.com on Friday, March 12, 2010, beginning at 10:00 a.m. ET.  The online replay will follow shortly after the call and continue through March 19, 2010.

Hibbett Sports, Inc. operates sporting goods stores in small to mid-sized markets, predominately in the Southeast, Southwest, Mid-Atlantic and the lower Midwest regions of the United States.  The Company’s primary store format is Hibbett Sports, a 5,000-square-foot store located in strip centers and enclosed malls.

A WARNING ABOUT FORWARD LOOKING STATEMENTS:  Certain matters discussed in this press release are "forward looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995.  Forward looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, guidance, outlook, or estimate.  For example, our forward looking statements include statements regarding store opening plans, liquidity and earnings and sales trend expectations for Fiscal 2011.  Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including economic conditions, industry trends, merchandise trends, vendor relationships, customer demand, and competition.  For a discussion of these factors, as well as others which could affect our business, you should carefully review our Annual Report and other reports filed from time to time with the Securities and Exchange Commission, including the "Risk Factors," "Business" and "MD&A" sections in our Annual Report on Form 10-K filed on March 31, 2009 and our quarterly reports on Forms 10-Q filed on June 3, 2009, September 4, 2009 and December 8, 2009.  In light of these risks and uncertainties, the future events, developments or results described by our forward looking statements in this document could turn out to be materially and adversely different from those we discuss or imply.  We are not obligated to release publicly any revisions to any forward looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

-MORE-

HIBBETT SPORTS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 30,	January 31,	January 30,	January 31,
	2010	2009	2010	2009
Net sales	$166,819	$147,926	$593,492	$564,188
Cost of goods sold, distribution center
and store occupancy costs	109,740	99,325	397,292	378,817
Gross profit	57,079	48,601	196,200	185,371
Store operating, selling and administrative
expenses	34,534	32,034	129,888	123,075
Depreciation and amortization	3,579	3,872	13,905	14,324
Operating income	18,966	12,695	52,407	47,972
Interest expense, net	(21)	(95)	(57)	(619)
Income before provision for income taxes	18,945	12,600	52,350	47,353
Provision for income taxes	7,193	4,967	19,801	17,905
Net income	$11,752	$7,633	$32,549	$29,448

Net income per common share:
Basic earnings per share	$0.41	$0.27	$1.14	$1.03
Diluted earnings per share	$0.40	$0.26	$1.12	$1.02

Weighted average shares outstanding:
Basic	28,669	28,535	28,629	28,547
Diluted	29,221	28,865	29,089	28,954

Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	January 30,	January 31,
	2010	2009
Assets
Cash and cash equivalents	$49,691	$20,650
Short-term investments	-	191
Accounts receivable, net	4,629	5,388
Inventories, net	169,394	151,776
Prepaid expenses and other	7,806	7,760
Total current assets	231,520	185,765
Property and equipment, net	41,084	45,309
Other assets	4,100	4,013
Total assets	$276,704	$235,087

Liabilities and Stockholders' Investment
Accounts payable	$64,949	$64,460
Short-term debt and capital leases	117	-
Accrued expenses	18,871	14,250
Total current liabilities	83,937	78,710
Non-current liabilities	17,688	19,802
Stockholders' investment	175,079	136,575
Total liabilities and stockholders' investment	$276,704	$235,087

END OF EXHIBIT 99.1